ePlus Announces NASDAQ Listing Council Grants Extension

HERNDON, VA - May 16, 2007 - ePlus inc. (Nasdaq NGM: PLUS - news) announced today that it received a letter from the Nasdaq Listing and Hearing Review Council (the “Listing Council”) on May 10, 2007, granting ePlus an extension until July 5, 2007 to file its late annual and quarterly reports and regain compliance with Nasdaq’s continued listing requirements. The Company’s securities will continue to trade on the Nasdaq Global Market during the extension period.

As previously reported by ePlus, the Listing Council issued a stay of delisting on January 11, 2007, pending review by the Listing Council of the decision of the Nasdaq Listing and Qualification Panel ("the Panel") to delist and suspend trading of the Company’s securities on the Nasdaq Global Market. In its decision dated May 10, 2007, the Listing Council determined to exercise its discretionary authority, under Nasdaq Marketplace Rule 4802(b), to grant the Company an exception to demonstrate compliance with all of the Nasdaq’s continued listing requirements through July 5, 2007.

If by the close of business on July 5, 2007, the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14), the Company’s securities will be suspended at the opening of business on July 9, 2007. With regard to the Company’s non-compliance with Nasdaq Marketplace Rules 4350(e) and 4350(g) for failure to hold an annual meeting within twelve months of the 2006 fiscal year end, the Listing Council held that if the Company is able to demonstrate compliance with Rule 4310(c)(14) by July 5, 2007, the Company’s non-compliance with Rules 4350(e) and 4350(g) will be remanded back to the Panel for further review and action.

The Company has been diligently working to resolve issues related to accounting for stock options granted since its initial public offering in 1996, which is the sole reason underlying its delay in filing its annual and quarterly reports. In this regard, the Company has been reviewing accounting guidance regarding stock option grants recently published by the accounting staff of the SEC, and has not yet determined the amount of such charges or the resulting tax and accounting impact. The Company’s determination of the amount of such stock-based compensation expense is being finalized and is being reviewed by its independent auditors. The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 and its Forms 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 as soon as practicable after the resolution of the previously disclosed matters.

ePlus has previously issued several press releases and filed several reports with the SEC including reports on Form 8-K, and investors are encouraged to read these in their entirety for discussion of the delay in its financial statements filings.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The Company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S. For more information, visit http://www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the Company’s failure to regain compliance within the extension period granted by the Nasdaq Listing Council, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of May 16, 2007. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150